Exhibit 5.2

July 2, 2012

Gevo, Inc.

345 Inverness Drive South

Building C, Suite 310

Englewood, Colorado 80112

Ladies and Gentlemen:

We have acted as counsel to Gevo, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to $40,000,000 aggregate principal amount of the Company’s 7.5% Convertible Senior Notes due 2022 (the “Firm Notes”), and up to $5,000,000 aggregate principal amount of the Company’s 7.5% Convertible Senior Notes due 2022 that may be sold pursuant to the exercise of an over-allotment option (the “Additional Notes” and, together with the Firm Notes, the “Notes”), pursuant to an Underwriting Agreement entered into among the Company, UBS Securities LLC and Piper Jaffray & Co. (the “Underwriting Agreement”).

The Notes are registered pursuant to a Registration Statement on Form S-3 (File No. 333-180097) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus dated May 8, 2012 (the “Base Prospectus”) and the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.”

The Notes will be issued under an indenture to be dated July 5, 2012 (the “Indenture”), as supplemented by a supplemental indenture to be dated July 5, 2012 (the “Supplemental Indenture”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As such counsel to the Company in connection with the proposed issuance and sale of the Notes and the issuance of the shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), and accompanying rights to be received by the holders of the Notes upon conversion thereof (the “Conversion Shares”), and for purposes of our opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company, certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation: (i) the Registration Statement; (ii) the Prospectus; (iii) the Indenture; (iv) the Supplemental Indenture; (v) the Company’s Amended and Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware; (vi) the Company’s Amended and Restated Bylaws, certified by the Secretary of the Company; (vii) a certificate of the Secretary of State of the State of Delaware as to the incorporation and good standing of the Company under the laws of the State of Delaware as of June 26, 2012; (viii) certain resolutions adopted by the board of directors of the Company on March 14, 2012 and June 12, 2012; and (ix) certain resolutions adopted by the pricing committee of the board of directors of the Company on June 28, 2012.

July 2, 2012

In addition, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination, we have assumed, without independent investigation: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the legal capacity and authority of all persons or entities executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution and delivery of all agreements, instruments, certificates and other documents by all parties thereto; (vi) that no documents submitted to us have been amended or terminated orally or in writing except as has been disclosed to us; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct; and (viii) that each of the officers and directors of the Company has properly exercised his or her fiduciary duties. As to all questions of fact material to this opinion letter and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, having regard for such legal considerations as we deem relevant and assuming that (i) the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, Wells Fargo Bank, National Association (the “Trustee”); and (ii) the Notes have been duly authenticated by the Trustee, we are of the opinion that:

(1) The Notes have been authorized and, when executed, authenticated and issued in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters and issued pursuant to the Underwriting Agreement and the Company receives the consideration provided for in the Underwriting Agreement, will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms.

(2) The Conversion Shares have been validly authorized and reserved, and, when issued and delivered upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are subject to the qualification that the enforceability of any contract or agreement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforceability of creditors’ rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

July 2, 2012

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect as of the date of this opinion letter, the General Corporation Law of the State of Delaware.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

This opinion letter is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis, legal conclusion or other matters in this opinion letter.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP